Exhibit 10.26

Dear Shimizu-san:

Thank you for taking the time to explain to us the corporate relationships between Daito-Osim Health Care Appliances (Suzhou) Co., Ltd. (“Daito-Osim”), a Chinese corporation, and Daito Denki Kogyo K.K.(“Daito Denki”), a Japanese Kabushiki Kaisha, also doing business as Daito Electric Machine Industry Co. Ltd.  As you know, Interactive Health LLC (“IH”) is currently seeking third party financing, and your assistance in stating in this letter the understandings and agreements that our companies’ have always had will be important to our ability to obtain such financing.

It is our understanding that Daito Electric Machine Industry Co. Ltd, is merely an English-language pseudonym for Daito Denki, as opposed to a separate legal entity.  We further understand that all massage-related patents used by Daito-Osim are owned solely by Daito Denki and any Japanese Patent Office records should not reflect joint ownership between Daito Denki and Daito Electric Machine Industry Co. Ltd. (since they are merely different names for the same legal entity).

We also understand that you own the controlling equity and management interests in Daito-Osim as well as Daito Denki and have full and complete authority to enter into agreements for both entities.

We appreciate your explanation that while Daito-Osim is the joint venture entity with whom IH has its agreements, you consider Daito Denki to be bound equally in the patent section section of the agreements.  In particular, in connection with the Distribution Agreement dated as of August 24, 2000, by and between Daito-Osim and IH, as amended by the First Amendment to Distribution Agreement dated February 2003 (collectively, the “Distribution Agreement”), it is understood and agreed that:

(a)                                  Daito-Osim possesses and has always possessed the full power and authority to enter into the Distribution Agreement and to give IH the rights set forth therein, including without limitation, the full power and authority to grant any and all sublicenses under patents pied by Daito Denki necessary for IH to enjoy the exclusive and non-exclusive licenses granted to IH in the Agreement; and

(b)                                 For purposes of the exclusive rights in Section 2 of the Distribution Agreement, the definition of “Products” (and related definitions of Massage Chair Products, Perfect Chair Products, and Other Massage Products) shall include any and all massage chairs, zero gravity “Perfect Chairs”, and massage products manufactured or sold by Daito-Osim, Daito Denki or any affiliate, subsidiary or successor thereof (including any entity that obtains ownership of the patents covering Massage Chair Products currently held by Daito Denki), whether now or in the future.

If the foregoing is an accurate statement of our understandings and agreements, I would appreciate an executed copy of this letter at your earliest convenience.  We will treat a fully executed copy of this letter as an amendment to the Distribution Agreement to the extent that it may be read otherwise.

Thank you again Shimizu-san, for your attention to this matter and the continuing excellent relationship that our two companies share,

Sincerely,

Craig P. Womack, CEO.

the foregoing accepted and agreed on behalf of Interactive Health LLC

ACCEPTED AND AGREED:

DAITO-OSIM HEALTH CARE APPLIANCES (SUZHOU) CO., LTD.

By:	/s/ Shimizu Shinichi

Name:	SHIMIZU, SHINICHI

Title:	Director

Dated:	June 12, 2003

DAITO DENKI KOGYO K.K.

By:	/s/ Shimizu Shinichi

Name:	SHIMIZU, SHINICHI

Title:	President

Dated:	June 12, 2003

[FULL NAME] SHIMIZU, SHINICHI

By:	/s/ Shimizu Shinichi

Dated:	June 12, 2003